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                                                               EXHIBIT 99.(a)(7)
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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated December 20, 1996 and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Deutsche Morgan Grenfell Inc., the Dealer Manager of the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Eljer Industries, Inc.
by
Zurn Acquisition Co., Inc.
A Wholly Owned Subsidiary
of
Zurn Industries, Inc.
at
$24.00 Net Per Share

Zurn Acquisition Co., Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Zurn Industries, Inc., a Pennsylvania corporation (the "Parent"), is offering to purchase all of the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Eljer Industries, Inc., a Delaware corporation (the "Company"), at $24.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 20, 1996 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 21, 1997, UNLESS THE OFFER IS EXTENDED.

        THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS (SUBJECT TO THE LIMITATIONS SET FORTH IN THE MERGER AGREEMENT) THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

        The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares representing at least 50.1% of the Shares outstanding on a fully diluted basis (the "Minimum Share Condition").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated December 14, 1996 (the "Merger Agreement"), among the Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, the Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Delaware General Corporation Law ("DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each Share (excluding Shares owned, directly or indirectly, by the Company or any of its wholly owned subsidiaries or by Parent, Purchaser or any other wholly owned subsidiary of Parent and Shares owned by stockholders who have properly exercised their appraisal rights under Delaware law) issued and outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive cash in an amount equal to the price per Share paid pursuant to the Offer, without interest (and less any required withholding taxes).

        The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote of the stockholders of the Company. Under the DGCL, the stockholder vote necessary to approve the Merger will be the affirmative vote of at least a majority of the outstanding shares, including Shares held by the Purchaser and its affiliates. If the Minimum Share Condition is satisfied and the Purchaser purchases at least a majority of the outstanding Shares in the Offer, the Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of the Company. If the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any other stockholder of the Company.

        The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may, subject to the terms of the Merger Agreement, (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or
(iv) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

        The Purchaser reserves the right, subject to applicable law, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to Harris Trust Company of New York (the "Depositary"). Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of such Shares for payment. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (unless, in the case of book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) is utilized) and any other documents required by the Letter of Transmittal.

        Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after February 17, 1997 unless theretofore accepted for payment as provided in the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders of the Shares, if different from the person who tendered the Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        The Company has agreed to provide the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

        Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:


MORROW & CO., INC.

909 Third Avenue
20th Floor
New York, New York 10022
(212) 754-8000
Call Toll Free: (800) 566-9061
Banks and Brokerage Firms,
Please Call: (800) 662-5200

The Dealer Manager for the Offer is:



Deutsche Morgan Grenfell[LOGO]

Deutsche Morgan Grenfell Inc.
31 West 52nd Street
New York, New York 10019
(212) 469-7302 Call Collect
Call Toll Free: (800) 334-1898

December 20, 1996